UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Forgent Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASURE SOFTWARE URGES STOCKHOLDERS TO VOTE WHITE PROXY CARD;
ALL THREE MAJOR INDEPENDENT PROXY ADVISORY SERVICES CONCLUDE
THAT DISSIDENTS’ CASE IS NOT STRONG ENOUGH TO WARRANT THEIR
GAINING CONTROL OF THE BOARD

AUSTIN, Texas, August [21], 2009 — Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, today reiterated its encouragement for all stockholders to return the Company-provided WHITE proxy card with votes FOR the election of Richard J. Agnich, Nancy L. Harris, Lou Mazzucchelli, Ray R. Miles, Richard N. Snyder and James H. Wells to the Board, and FOR the ratification of Ernst & Young as the Company’s independent auditor, at the Company’s annual meeting of stockholders to be held August 28, 2009.

“We are gratified that the three major independent proxy advisory services that have issued recommendations in this contest have all agreed with our position that a complete overhaul of the Board is not in the best interests of our stockholders,” said Nancy L. Harris, President and Chief Executive Officer.  “In their analyses, each concluded that the dissident group led by Pinnacle Fund and Red Oak Partners has not provided a sufficient long-term strategic plan to justify a vote for their entire slate, nor have they presented a strong enough case to remove all of our current directors.  They also noted that the current Board and management team have made progress with the long-term strategic transformation of the Company, as reflected by our recent increases in bookings, substantial reductions in operating expenses and other value-creating improvements.”

On August 13, 2009, Asure issued preliminary fiscal fourth-quarter results stating that bookings were up 11%, total backlog grew 7%, revenue and gross margins were both up 1%, and 108 new customers were added over the previous quarter.

Two of the proxy advisory services, ISS Governance Services/Risk Metrics Group and Proxy Governance, Inc., released their reports on August 20, 2009, with recommendations that stockholders vote for only two or three of the dissidents’ nominees, respectively.  As noted in

Asure’s release of August 18, 2009, Glass Lewis & Co. previously issued its recommendation to vote in favor of four of the six Company-supported nominees.

“As we have said repeatedly in our communications to stockholders, we remain open to having productive discussions with the dissident group to consider qualified candidates who would bring added strength to the Board,” Harris said.  “The consensus seems to be that adding two candidates from the dissident slate would be appropriate.  We acknowledge this and intend to continue to work with the dissident group to enhance our Board with appropriate representation if stockholders vote in favor of our slate.”

In its report, ISS/RiskMetrics stated, “While recognizing that the company has suffered from operating and share price performance issues, we note that the dissident has not provided a detailed operating plan for the company” and that several of the changes proposed by the dissidents “are similar to the Board’s plan.”  It adds that “the Board deserves credit” for reducing operating expenses, successfully navigating the Company during challenging economic times, and reshaping the Company with targeted goals for returning Asure to profitability.

In a similar vein, Proxy Governance stated in its report, “We believe shareholders should set a very high bar — such as endemic and fatal conflicts of interests or profound inability to address strategic challenges — to justify a complete replacement of the incumbent board, given the corresponding risk of destabilizing a company.”  Proxy Governance then concluded that such standard had not been met in this case.

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on July 17, 2009, in connection with Company’s Annual Meeting of Stockholders to be held on August 28, 2009.  Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.  The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy

Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Annual Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov and through the Company’s website at www.asuresoftware.com

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Jay Peterson, Asure Software: 512-437-2483

Rob Berick, Dix & Eaton: 216-241-4611